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Weyerhaeuser Reports Second Quarter Results

•	Net earnings before special items increased fourfold compared with second quarter 2012

•	Net sales increased approximately 20 percent to $2.1 billion, highest since 2008

•	Acquired approximately 645,000 acres of unique, high-value timberlands in Washington and Oregon through purchase of Longview Timber LLC

FEDERAL WAY, Wash. (Jul 26, 2013) - Weyerhaeuser Company (NYSE: WY) today reported net earnings to common shareholders of $196 million, or 35 cents per diluted share, for the second quarter. As there were no special items this period, this compares with net earnings before special items of $47 million, or 9 cents per diluted share, for the same period last year. Net sales for the second quarter of 2013 totaled $2.1 billion, compared with net sales of $1.8 billion for the second quarter of 2012.

“This was a milestone quarter for Weyerhaeuser,” said Dan Fulton, president and chief executive officer. “We moved forward both strategically and operationally with the acquisition of Longview Timber LLC and by delivering strong operating results in this improving housing market.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2013	2013	2012
(millions, except per share data)	1Q	2Q	2Q
Net sales	$1,951	$2,141	$1,793

Net earnings attributable to Weyerhaeuser common shareholders(1)	$144	$196	$84
Weighted average shares outstanding, diluted	551	558	540
Earnings per diluted share	$0.26	$0.35	$0.16

Net earnings before special items	$144	$196	$47
Earnings per diluted share before special items	$0.26	$0.35	$0.09

Net cash from operations	($61)	$374	$267
Net change in cash and cash equivalents(2,3)	($259)	$1,723	$133
Cash and cash equivalents at end of period(2,3)	$639	$2,362	$861

(1) Weyerhaeuser's common shares outstanding increased to approximately 578 million basic shares, or 583 million shares on a diluted basis, during the second quarter of 2013 following the issuance of 29 million common shares in conjunction with the acquisition of Longview Timber LLC. The company also issued 13.8 million mandatory convertible preference shares with a conversion date of July 1, 2016. Subsequent to the end of the second quarter, the company issued an additional 4.35 million common shares in connection with the exercise of an overallotment option.

(2) During the second quarter of 2013, Weyerhaeuser received $1,450 million from issuance of common and mandatory convertible preference shares related to the acquisition of Longview Timber LLC. These funds are recorded as "Cash and cash equivalents designated for purchase of Longview Timber, LLC" on the Consolidated Balance Sheet.(3) First quarter includes $156 million for debt repayment.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2013	2Q 2013	Change
Net sales to unaffiliated customers	$293	$333	$40
Intersegment sales	224	166	(58)
Total net sales	$517	$499	($18)
Contribution to earnings	$104	$114	$10
2Q 2013 Performance - Earnings from disposition of non-strategic timberlands increased $11 million compared with the first quarter. In the West, improved selling prices for export and domestic logs were mostly offset by slightly lower fee harvest volumes, increased logging costs, and seasonally higher road and silviculture expenses. Southern fee harvest volumes and log realizations were comparable to the first quarter.

3Q 2013 Outlook - On July 23, 2013, Weyerhaeuser completed the acquisition of Longview Timber LLC. Earnings from these operations will be included in the Timberlands segment beginning in the third quarter of 2013.
Weyerhaeuser anticipates lower earnings from the Timberlands segment in the third quarter, as the positive contribution from a partial quarter of Longview Timber earnings will not offset a normal seasonal decline in the contribution from the company's existing operations. The company expects seasonally higher road and silviculture costs, weaker domestic and export prices for Western logs, and a seasonal reduction in fee harvest from existing Western operations. These should be partially offset by seasonally higher Southern harvest volumes and somewhat higher earnings from disposition of non-strategic timberlands.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2013	2Q 2013	Change
Net sales to unaffiliated customers	$988	$1,065	$77
Intersegment sales	18	18	0
Total net sales	$1,006	$1,083	$77
Contribution to earnings	$178	$136	($42)
2Q 2013 Performance - Lumber sales volumes improved 13 percent compared with the first quarter, and sales volumes for most other products improved slightly. These improvements were more than offset by lower average selling prices for oriented strand board and higher raw material costs. Manufacturing costs increased due to higher maintenance expense and unplanned downtime in oriented strand board and engineered wood products mills. Distribution business margins declined due to falling prices for commodity products throughout most of the second quarter.
3Q 2013 Outlook - Weyerhaeuser anticipates lower earnings from the Wood Products segment in the third quarter. The company expects substantially lower average selling prices for oriented strand board and lower lumber realizations. These should be partially offset by improved sales volumes across most product lines, lower log and maintenance costs, and improved operating rates.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	1Q 2013	2Q 2013	Change
Net sales	$474	$476	$2
Contribution to earnings	$31	$57	$26
2Q 2013 Performance - Maintenance costs declined and pulp mill productivity increased due to a reduction in major maintenance projects. Energy, fiber, and chemical costs declined and average pulp price realizations improved slightly.
3Q 2013 Outlook - Weyerhaeuser expects comparable earnings from the Cellulose Fibers segment in the third quarter. The company anticipates slightly higher average selling prices due to mix, slightly improved sales volumes and lower fiber and energy costs, offset by increased maintenance expense.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	1Q 2013	2Q 2013	Change
Net sales	$196	$267	$71
Contribution to earnings	$0	$14	$14
2Q 2013 Performance - Home closings increased seasonally to 636 single-family homes, and average margins on homes closed improved due to mix. These factors were partially offset by increased selling costs due to the higher closing volume. Second quarter results include earnings of $2 million from land and lot sales.
At the end of the second quarter the backlog of homes sold, but not closed, totaled 1,438 units, compared with 1,033 units one year ago.
3Q 2013 Outlook - Weyerhaeuser expects slightly higher earnings from single-family homebuilding in the third quarter. Single-family closing volume should increase seasonally to more than 700 single-family homes, with lower average margins due to mix. The company anticipates higher selling-related expenses due to the additional closing volume, and somewhat higher earnings from land and lot sales.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 26 to discuss second quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 26.

To join the conference call from within North America, dial 877-296-9413 (access code – 86488658) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 86488658). Replays will be available for two weeks at 855-859-2056 (access code – 86488658) from within North America and at 404-537-3406 (access code – 86488658) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the third quarter of 2013, including weaker domestic and export prices for Western logs, seasonally lower fee harvest from existing Western operations, comparable log price realizations and seasonally higher harvest volumes in the South, seasonally higher road and silviculture costs, somewhat higher earnings from disposition of non-strategic timberlands, just over two months of earnings from Longview Timber, seasonal slowdown in existing operations, and lower earnings from the Timberlands segment; substantially lower average selling prices for oriented strand board, lower lumber realizations, improved sales volumes across most product lines, lower log prices in the West, lower manufacturing costs and improved operating rates for OSB and engineered wood products, and lower earnings from the Wood Products segment; modestly improved average sales realizations and volumes for pulp and liquid packaging board, lower fiber and energy costs, higher maintenance costs and lower productivity due to additional planned annual outage days, and comparable earnings from the Cellulose Fibers segment; and seasonally increased home closings to more than 700 single-family homes, lower average margins due to mix, higher selling-related expenses due to the additional closing volume, somewhat higher earnings from the sale of land and lots, and higher earnings in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.